Exhibit 99.1

Press Release	Source: Lawson Products, Inc.

Lawson Products, Inc. Announces Second Quarter 2006 Results

Wednesday August 2, 5:05 pm ET

DES PLAINES, Ill., Aug. 2 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS - News; the "Company"), an international distributor of products, services and systems to the MRO and OEM marketplaces, today announced financial results for its second quarter ended June 30, 2006. Net sales for the second quarter increased by 17.0 percent to $131.0 million. Net income decreased 42.8 percent to $3.2 million for the second quarter of 2006 compared with $5.6 million for the second quarter of 2005. On a generally accepted accounting principles (GAAP) basis, diluted earnings per share were $0.36 in the quarter, a 41.0 percent decrease from $0.61 in the 2005 second quarter.

Second quarter 2006 operating income was $5.1 million (GAAP basis) compared to $9.4 million in the prior year. Excluding costs associated with stock performance rights, a loss on sale of equipment and legal costs associated with the ongoing investigation being conducted by the U.S. Attorney's office for the Northern District of Illinois, adjusted non-GAAP operating income for the second quarter 2006 was $7.2 million compared to $8.8 million in the prior year quarter. The $1.6 million decline in quarterly adjusted operating income was primarily due to higher general and administrative costs, which include the Company's on-going investments in marketing and technology initiatives, including the addition of personnel in these areas. Second quarter 2006 results include the operations of Rutland Tool & Supply Co., which was acquired in December 2005. Rutland accounted for $14.5 million of net sales and $0.7 million of operating income in the second quarter 2006.

(References to "Adjusted non-GAAP Operating Income" in this release are reconciled to GAAP operating income on the attached income statement.)

"The second quarter was challenging," said Robert J. Washlow, Chairman and CEO. "Management remains focused on building the sales and operations platforms that are critical to the Company's long-term growth and profitability. For the second quarter, our growth initiatives did not drive sales gains to anticipated levels, resulting in lower earnings performance overall. Management believes that the Company's marketing and technology growth initiatives remain on track, and management will continue to monitor its progress on these initiatives. In addition, legal costs associated with the on-going government investigation into prior sales practices had a negative impact on our second quarter performance," Washlow continued.

About Lawson Products

Lawson Products is an international leader in selling and distributing systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement (MRO) market. The Company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

This release contains certain forward-looking statements that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues", "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the impact of governmental investigations, such as the ongoing investigation by U.S. Attorney's office for the Northern District of Illinois; excess and obsolete inventory; disruptions of the Company's information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company's "Risk Factors" set forth in its Annual Report on Form 10-K for the year ended December 31, 2005. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in thousands, except per share data)	Three Months Ended June 30, 2006	2005	Six Months Ended June 30, 2006	2005
Net sales	$130,990	$111,957	$262,865	$217,615
Cost of goods sold	53,729	42,552	108,807	83,049
Gross profit	77,261	69,405	154,058	134,566
Selling, general and administrative expenses	71,355	60,053	139,848	116,557
Loss on sale of equipment	806	---	806	---
Operating income (a)	5,100	9,352	13,404	18,009
Investment and other income	422	431	981	506
Interest expense	---	(6)	---	(6)
Income from continuing operations before income taxes and cumulative effect of accounting change	5,522	9,777	14,385	18,509
Provision for income taxes	2,273	3,930	5,819	7,452
Income from continuing operations before cumulative effect of accounting change	3,249	5,847	8,566	11,057
Loss from discontinued operations, net of income taxes	(44)	(239)	(12)	(493)
Income before cumulative effect of accounting change	3,205	5,608	8,554	10,564
Cumulative effect of accounting change, net of income taxes	---	---	(361)	---
Net income	$3,205	$5,608	$8,193	$10,564

Basic Income (Loss) per share of common stock:				
Continuing operations before cumulative effect of accounting change	$0.36	$0.64	$0.95	$1.21
Discontinued operations	---	(0.03)	---	(0.05)
Cumulative effect of accounting change	---	---	(0.04)	---
	$0.36	$0.62	$0.91	$1.15
Diluted Income (Loss) per share of common stock:				
Continuing operations before cumulative effect of accounting change	$0.36	$0.64	$0.95	$1.20
Discontinued operations	---	(0.03)	---	(0.05)
Cumulative effect of accounting change	---	---	(0.04)	---
	$0.36	$0.61	$0.91	$1.15
Cash dividends declared per share of common stock	$0.20	$0.20	$0.40	$0.40
Weighted average shares outstanding:				
Basic	8,989	9,107	8,982	9,156
Diluted	8,995	9,126	8,989	9,177
Reconciliation of GAAP to Adjusted Non-GAAP Operating Income:				
(a) Operating income as reported GAAP	$5,100	$9,352	$13,404	$18,009
Expenses (income) for change in value of stock performance rights	342	(599)	898	(857)
Expenses for Federal investigation	969	---	2,025	---
Loss on sale of equipment	806	---	806	---
Adjusted non-GAAP operating income	$7,217	$8,753	$17,133	$17,152

The Company believes that the adjusted non-GAAP operating income comparison above helps investors compare current operating results to prior periods.

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Source: Lawson Products, Inc.